Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Green Mountain Coffee Roasters, Inc.

Waterbury, VT

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-29641, No. 333-65321, No. 333-78937, No. 333-70116, No. 333-123255, No. 333-135237, No. 333-141567, No. 333-150929 and No. 333-163544) and on Form S-3 (No. 333- 160974) of Green Mountain Coffee Roasters, Inc. of our report dated September 22, 2009, relating to the consolidated financial statements of Diedrich Coffee, Inc. as of and for the year ended June 24, 2009 appearing in this Form 8-K/A of Green Mountain Coffee Roasters Inc.

/s/ BDO USA, LLP
(formerly known as BDO Seidman, LLP)
Costa Mesa, CA

July 12, 2010